Exhibit (7)(kk)

AMENDMENT TO PARTICIPATION AGREEMENT

This Amendment (“Amendment”) to the Participation Agreement dated May 1, 2006, as amended (the “Agreement”), by and among Jefferson National Life Insurance Company (“Company”), the undersigned funds, each a corporation organized under the laws of the State of Maryland (each hereinafter referred to as the “Fund”) and T. Rowe Price Investment Services, Inc. (the “Underwriter”) is made as of January 1 , 2015.

WHEREAS, effective January 1, 2015 the Company will be launching a New York version of its Monument Advisor product (the “New York Account”) through a newly formed, wholly-owned subsidiary of the Company, Jefferson National Life Insurance Company of New York; (“JNL NY”) and

WHEREAS, the parties to the Agreement desire to add JNL NY, a New York life insurance company, as a party to the Agreement; and

WHEREAS, the parties to the Agreement desire to add an additional separate account to the Schedule A of the Agreement.

NOW THEREFORE, in consideration of the mutual promises and agreements made herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree to amend the Agreement as follows:

1.                             Jefferson National Life Insurance Company of New York (“JNL NY”) is hereby added as an additional party to the Agreement. The parties acknowledge and agree that the provisions of the Agreement relating to the Company, if applicable, will apply with the same effect to JNL NY. The parties to the Agreement, including JNL NY, agree that each representation, warranty, covenant, condition and other provision of the Agreement that is applicable to Company shall also be applicable to JNL NY, with the following changes: (i) the New York Account is established under the insurance laws of the State of New York; and (ii) any references to Texas insurance law in shall be changed to New York insurance law, as applicable. The rights and obligations of the Company and JNL NY under the Agreement shall be several and not joint.

2.                             All references to the Account shall include the New York Account.

3.                          Schedule A of the Participation Agreement is hereby amended and restated in the form attached hereto.

SCHEDULE A

Name of Separate Account and	Contract Funded By
Date Established by Board of Directors	Separate Account	Designated Portfolios

Jefferson National Life Annuity Account G	JNL-2300 series	T. Rowe Price Equity
January 18, 1996	JNL-2300-1 series	Series, Inc.
-T. Rowe Price Blue
Chip Growth
Portfolio-II
-T. Rowe Price Equity
Income Portfolio-II
-T. Rowe Price Health
Sciences Portfolio-II

T. Rowe Price Fixed
Income Series, Inc.
-T. Rowe Price
Limited Bond
Portfolio-II

Jefferson National Life of New York	JNL-2300-1-NY	T. Rowe Price Equity
Annuity Account 1		Series, Inc.
-T. Rowe Price Blue
Chip Growth
Portfolio-II
-T. Rowe Price Equity
Income Portfolio-II
-T. Rowe Price Health
Sciences Portfolio-II

T. Rowe Price Fixed
Income Series, Inc.
-T. Rowe Price
Limited Bond
Portfolio-II

IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Amendment as of the day written above.

JEFFERSON NATIONAL LIFE INSURANCE COMPANY

By:
Title:	Craig A. Hawley, General Counsel & Secretary

JEFFERSON NATIONAL LIFE INSURANCE COMPANY OF NEW YORK

By:
Title:	Craig A. Hawley, General Counsel & Secretary

T. ROWE PRICE EQUITY SERIES, INC.

By:
Title:	Darrell Braman, Vice President

T. ROWE PRICE FIXED INCOME SERIES, INC.

By:
Title:	Darrell Braman, Vice President

T. ROWE PRICE INVESTMENT SERVICES, INC.

By:
Title:	Fran Pollack-Matz, Vice President